Exhibit 3.1

E-CENTIVES, INC.

CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE,

PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF SERIES C PREFERRED

STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

Delaware General Corporation Law

E-centives, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors is authorized to issue preferred stock of the Corporation in one or more series, and the Board of Directors has duly approved and adopted the following resolution on February 9, 2005 (the “Resolution”):

RESOLVED that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock consisting of 5,000,000 shares having a par value of $0.01 per share, which series shall be titled “Series C Preferred Stock.”

The designations, rights, preferences, privileges and restrictions of the Series C Convertible Preferred Stock shall be made as follows:

1. Number and Designations. Five million (5,000,000) shares of the Preferred Stock of the Corporation shall constitute a series designated as “Series C Preferred Stock” (the “Series C Preferred Stock”).

2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Benefit Plan” means the Corporation’s Amended and Restated Stock Option and Equity Incentive Plan.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of such person’s capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

“Common Stock” means any shares of the common stock, par value $.01 per share, of the Corporation now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Corporation which may be exchanged for or converted into Common Stock, any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

“Conversion Price” means (i) with respect to each share of Series C Preferred Stock, U.S. $0.40, subject to adjustment from time to time pursuant to Section 6(g).

“Existing Warrants” means the common stock purchase warrants issued by the Corporation prior to the Issue Date.

“Issue Date” means the original date of each issuance and sale of shares of Series C Preferred Stock.

“Liquidation Preference” with respect to a share of Series C Preferred Stock means, as at any date, the sum of (x) the U.S. $8.00 plus (y) an amount equal to any accrued and unpaid Preferred Dividends (as defined in Section 4(a)).

“Market Price” means, with respect to the Common Stock, on any given day, (i) if the Common Stock is listed or authorized for trading on the Nasdaq National Market or the Nasdaq SmallCap Market, the closing sales price (or if no trades occurred on such day, the average of the last bid and ask prices), in each case, as reported by Nasdaq, or (ii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or the Nasdaq SmallCap Market, but is then listed on the SWX, the closing sales price (or if no trades occurred on such day, the average of the last bid and ask prices), in each case, as reported by the SWX, after applying the CHF-USD exchange rate on such date as published in the Wall Street Journal (or if such rate is not published on such date by the Wall Street Journal, as determined by the Company using another reliable source). If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Original Purchase Price” means, with respect to a share of Series C Preferred Stock, U.S. $4.00.

“outstanding,” when used with reference to shares of Common Stock, means issued and outstanding shares, excluding shares held by a subsidiary of the Corporation.

“Person” means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

“Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock.

“Series C Certificates of Designations” means this Certificate of Designations.

“SWX” means the SWX Swiss Exchange.

“Warrants” means the common stock purchase warrants to be issued by the Corporation in certain circumstances pursuant to the exchange agreements to be entered into between the Corporation and holders of the Corporation’s existing convertible promissory notes, pursuant to which such holders will exchange their notes for shares of Series C Preferred Stock.

3. Rank.

(a) The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to the Series B Preferred Stock, the Common Stock and to each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with the Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with each other class of capital stock of the Corporation or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”); and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors in accordance with Section 7(b), the terms of which expressly provide that such class or series shall rank senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”).

(b) Subject to the rights set forth in Section 7(b), the Series C Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

4. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of Senior Securities, the holders of shares of Series C Preferred Stock shall be entitled to receive with respect to each share of Series C Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate of 8% per annum of the Original Purchase Price thereof (the “Preferred Dividend”). Preferred Dividends on a share of Series C Preferred Stock shall accrue and shall be cumulative whether or not declared from the date of issue of such share of Series C Preferred Stock.

(b) The amount of Preferred Dividends payable on the Series C Preferred Stock shall be computed on the basis of a 365-day year. No interest, or sum or money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(c) No dividends on the Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

5. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Senior Securities, and before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of shares of Series C Preferred Stock shall be entitled to receive, as to each share of Series C Preferred Stock held by such holder, an amount in cash equal to the Liquidation Preference of such share of Series C Preferred Stock as of the date of liquidation

(the aggregate of all such amounts, the “Series C Liquidation Amount”). If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay in full the Series C Liquidation Amount, then such assets, or proceeds thereof, shall be distributed among the shares of Series C Preferred Stock and all such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Any amounts distributed with respect to the Series C Preferred Stock pursuant to this Section 5(a) shall be allocated pro rata among the shares of Series C Preferred Stock. For the purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation and the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

(b) Subject to the rights of the holders of any Junior Securities other than the Common Stock, after the payment, in cash, to the holders of the shares of Series C Preferred Stock of the Series C Liquidation Amount as provided in Section 5(a) and the payment to the holders of any Senior Securities and Parity Securities of the preference amounts payable to them upon such liquidation, dissolution or winding-up, the holders of shares of Series C Preferred Stock shall be entitled to participate in distributions of all remaining assets of the Corporation available for distribution to the holders of Common Stock, pro rata based on the number of shares of Common Stock into which the shares of Series C Preferred Stock were convertible pursuant to Section 6 immediately prior to the record date for such distribution.

(c) Except as otherwise expressly provided herein, a holder of the Series C Preferred Stock shall have no further rights upon liquidation, dissolution or winding up of the Corporation.

6. Conversion.

(a) Subject to the provisions of this Section 6, the holders of shares of Series C Preferred Stock shall have the right, at any time in whole and from time to time in part, at such holders’ option, to convert any or all outstanding shares (and fractional shares) of Series C Preferred Stock held by such holders together with any accrued but unpaid dividends thereon into fully paid and non-assessable shares of Common Stock. At any time and from time to time, (i) each outstanding share of Series C Preferred Stock shall be convertible into a number of shares of Common Stock equal to the Original Purchase Price of such share of Series C Preferred as of the date of conversion divided by the Conversion Price and (ii) all accrued but unpaid dividends on a share of Series C Preferred Stock to be converted shall convert into a number of shares of Common Stock equal to the amount of such accrued but unpaid dividends as of the date of conversion divided by the Conversion Price.

(b) (i) In order to exercise the conversion privilege, the holder of the shares of Series C Preferred Stock to be converted shall surrender the certificate representing such shares at the principal executive offices of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series C Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax.

(ii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series C Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, (x) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 6, (y) any cash adjustment pursuant to Section 6(f), and (z) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series C Preferred Stock not being so converted.

(iii) Each conversion of shares of Series C Preferred Stock pursuant to Section 6(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series C Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into a number of whole shares of Common Stock in respect of the shares of Series C Preferred Stock being converted as determined in accordance with this Section 6 at such time on such date. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall upon delivery be deemed duly and validly issued, fully paid and non-assessable. Upon the surrender of certificates representing the shares of Series C Preferred Stock to be converted, the shares to be so converted shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 6 and a certificate or certificates representing the shares of Series C Preferred Stock not converted.

(iv) The Series C Preferred Stock to be converted pursuant to Section 6(a) shall cease to accrue dividends pursuant to Section 4 when such shares are deemed converted pursuant to Section 6(b)(iii).

(c) If the Market Price per share of Common Stock is CHF 2.00 or higher for 30 consecutive trading days (such last trading day of such period being the “Automatic Conversion Date”), subject to the provisions of this Section 6, (i) each share of Series C Preferred Stock shall automatically (without any action required on the part of the holder thereof) be converted into a number of shares of Common Stock equal to the Original Purchase Price of such share of Series C Preferred as of the date of Automatic Conversion Date divided by the Conversion Price and (ii) all accrued but unpaid dividends on each share of Series C Preferred Stock shall be automatically converted into a number of shares of Common Stock equal to the amount of such accrued but unpaid dividends as of the Automatic Conversion Date divided by the Conversion Price. Upon the Automatic Conversion Date, all shares of Series C Preferred Stock shall cease to accrue dividends pursuant to Section 4. As promptly as practicable after the Automatic Conversion Date, the Corporation shall give written notice of the occurrence of the Automatic Conversion Date to the holders of Series C Preferred Stock. Such notice shall state the Conversion Price then in effect.

(d) The conversion of any accrued but unpaid dividends into shares of Common Stock pursuant to Section 6 shall be in full satisfaction of the obligation to pay dividends pursuant to Section 4 and the holders of shares of Series C Preferred Stock shall have no right to receive cash or other payment for such accrued but unpaid dividends so converted (other than the right to receive Common Stock in the conversion).

(e) (i) The Corporation covenants that it shall at all times reserve and keep available, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversions of the Series C Preferred Stock.

(ii) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series C Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f) In connection with the conversion of any shares of Series C Preferred Stock, the Corporation, in its sole discretion, may (i) issue fractions of shares of Common Stock to the holder of such shares of Series C Preferred Stock, or (ii) in lieu thereof pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the trading day next preceding the day on which such shares of Series C Preferred Stock are deemed to have been converted.

(g) Antidilution Provisions. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6(g). In the event that any adjustment of the Conversion Price as required herein results in a fraction of a cent, such Conversion Price shall be rounded to the nearest .001.

(i) Adjustment of Conversion Price and Number of Shares Upon Issuance of Common Stock. Except as otherwise provided in this Section 6(g), if and whenever on or after the Issue Date the Corporation issues or sells, or in accordance with Section 6(g)(ii) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (calculated as set forth in Section 6(g)(ii)) less than the Conversion Price in effect on the date of issuance or sale (or deemed issuance or sale) of such Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price shall be reduced to an amount equal to eighty percent (80%) of the deemed consideration per share of Common Stock consideration per share (calculated as set forth in Section 6(g)(ii)) issued in the Dilutive Issuance.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6(g)(i), the following provisions shall be applicable:

(A) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock, or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”), and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price in effect on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options shall, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(B) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where such Convertible Securities are issuable upon the exercise of Options for which an adjustment was made pursuant to Section 6(g)(ii)(A)) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect on the date of issuance of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities shall, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6(g), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(C) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time if such Options or Convertible Securities still outstanding had provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(D) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect shall be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination if such Option or Convertible Securities had never been issued.

(E) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Section 6(g) shall be the amount received by the Corporation therefor before deduction of commissions, underwriting discounts or allowances or other expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. If more than one type of such securities is issued in a single transaction or series of related transactions, the Board of Directors may perform a reasonable allocation of the consideration received in such transactions among the different securities issued in such transaction. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration. If any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving entity which is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or publicly traded securities shall be determined in good faith by the mutual agreement of the Board of Directors and the holders of a majority of the outstanding Series C Preferred Stock. If the Board of Directors and the holders of a majority of the outstanding Series C Preferred Stock are unable to reach such agreement within a reasonable period, the fair market value of such consideration shall be determined by an independent investment bank or an independent public accounting firm, in either case of nationally recognized standing in the valuation of businesses similar to the business of the Corporation, which shall be mutually acceptable to the Corporation and such holders. The determination of such investment bank or public accounting firm shall be final and binding upon the Corporation and the holders of the Series C Preferred Stock.

(F) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price shall be made upon (i) the grant or conversion or exercise of any Options or Convertible Securities issued and outstanding, or committed to be issued, as of the Issue Date (including, without limitation, the Series B Preferred Stock, the Existing Warrants and the Warrants); (ii) the grant or conversion or exercise of any Capital Stock, Options or Convertible Securities which may be issued or granted after the Issue Date under any stock option, stock incentive or other employee benefit plan of the Corporation in effect as of the Issue Date (including, without limitation, the Benefit Plan) or which becomes effective after the Issue Date, so long as such stock option, stock incentive or other employee benefit plan is approved by the Board of Directors; (iv) the issuance or conversion of shares of Series C Preferred Stock in accordance with this Series C Certificates of Designations; (v) any dividend or distribution on the Series C Preferred Stock in accordance with this Series C Certificates of Designations; (vi) issuance of shares of Common Stock, Options or Convertible Securities in an underwritten public offering; (vii) the issuance or grant of any Capital Stock, Options, or Convertible Securities to financial institutions, financial syndicates or lessors in connection with bona fide commercial credit arrangements, equipment financings, or similar transactions for primarily other than equity financing purposes; (viii) the issuance or grant of any Capital Stock, Options, or Convertible Securities in connection with a strategic alliance or similar commercial arrangement; (ix) the issuance or grant of any Capital Stock, Options, or Convertible Securities in connection with an acquisition of another Person by the Corporation by merger or purchase of all or substantially all of the Capital Stock of such Person or purchase of all or substantially all of the assets of such Person; (x) adjustments to the exercise or conversion price of any Options or Convertible Securities issued by the Corporation and outstanding as of the Issue Date, (xi) the issuance from time to time to any Person of less than 250,000 shares of Common Stock (or Options or other Convertible Securities which are convertible or exercisable into less than 250,000 shares of

Common Stock), (xii) issuance of Capital Stock, Options or Convertible Securities in transactions in which the holders of the Series C Preferred Stock are offered the opportunity to participate on substantially similar terms; and (xiii) the issuance of Capital Stock, Options or Convertible Securities in transactions approved by the holders of a majority of the outstanding shares of Series C Preferred Stock.

(iii) Distribution of Assets. If the Corporation shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining stockholders entitled to such distribution, but prior to the date of such distribution, the holders of the Series C Preferred Stock shall be entitled to receive the amount of such assets which, if the Series C Preferred Stock had been converted into shares of Common Stock immediately prior to such time, would have been payable to the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such distribution. Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this Section 6(g) to the extent the holders of Series C Preferred Stock participate in any such distribution of assets in accordance with this Section 6(g)(iii) and Section 4.

(iv) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. If the Corporation at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(v) Recapitalization or Reclassification of Common Stock. If at any time, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(vi) Notice of Adjustment. Within 30 days after the occurrence of any event which requires any adjustment of the Conversion Price, the Corporation shall give written notice thereof to the holders of Series C Preferred Stock. Such notice shall state the Conversion Price resulting from such adjustment and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Corporation.

(vii) Minimum Adjustment of Conversion Price. No adjustment of the Conversion Price shall be made in an amount of less than 1% of the Conversion Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Conversion Price.

7. Voting Rights.

(a) Except as otherwise provided herein or as required by law, the Series C Preferred Stock shall vote with the shares of the Common Stock and any other class of capital stock of the Corporation having similar voting rights (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series C Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series C Preferred Stock are convertible pursuant to Section 6 hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Without the written consent of holders of a majority of the outstanding shares of Series C Preferred Stock, the Corporation shall not (i) amend, alter or repeal any provision of its Certificate of Incorporation or this Certificate of Designations so as to affect adversely the preferences, rights or powers of the Series C Preferred Stock or (ii) authorize the issuance of, or issue any, shares of any new series of preferred stock of the Corporation. The preferences, rights or powers of the Series C Preferred Stock shall not be deemed to be affected adversely by (y) any increase in the amount of preferred stock which the Corporation is authorized to issue or (z) the issuance of any shares of Series C Preferred Stock.

(c) In exercising the voting rights set forth in Section 7(b), each share of Series C Preferred Stock shall have one vote per share.

8. Headings. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation caused this Certificate of Designation to be duly executed by the undersigned officer of the Corporation as of March 17, 2005.

E-CENTIVES, INC.

By:	/s/ Mehrdad Akhavan
Name: Mehrdad Akhavan
Title: CEO

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